Exhibit 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
KOMAG ANNOUNCES PROPOSED CONVERTIBLE NOTE OFFERING
SAN JOSE, Calif., March 21, 2007 — Komag, Incorporated (NASDAQ: KOMG) today announced that it intends to offer, subject to market and other conditions, approximately $200 million aggregate principal amount of convertible subordinated notes due 2014 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The interest rate, conversion terms and offering price are to be determined by negotiations between Komag and the initial purchasers of the notes.
Komag also intends to grant the initial purchasers of the notes a nine-day option to purchase up to an additional $30 million aggregate principal amount of notes, solely to cover over-allotments.
Komag intends to use the net proceeds from the offering to repurchase shares of its outstanding common stock in connection with this offering and to pay the redemption price of its 2.0% Convertible Subordinated Notes due 2024 to the extent not converted. Komag intends to use the remaining proceeds of this offering for general corporate purposes, which may include additional stock repurchases.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.